Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Timothy C. Delmore Chief Financial Officer	Shawn Brumbaugh shawn.brumbaugh@padillacrt.com
	763-354-1800	612-455-1754

Arctic Cat Reports Fiscal 2014 Second Quarter Results

Net sales rose to $238.5 million, up from $229.0 million in prior-year quarter;

Salesdriven by snowmobiles and side-by-sides;

North American retail sales increased 17 percent versus year-ago quarter;

$1.70 EPS in second quarter versus $1.80 a year ago;

Company maintains full-year sales and earnings outlook for fiscal 2014

MINNEAPOLIS, October 24, 2013 – Arctic Cat Inc., (NASDAQ: ACAT) today reported net earnings of $23.4 million, or $1.70 per diluted share, for the fiscal second quarter ended September 30, 2013, compared to prior-year net earnings of $25.0 million, or $1.80 per diluted share. Net sales in the quarter were $238.5 million, up from net sales of $229.0 million in the same quarter last year.

Commented Claude Jordan, Arctic Cat chairman and chief executive officer: “We had strong double-digit sales gains in side-by-sides and snowmobiles that led to record second-quarter sales, on top of a record prior-year period. However, ATV sales in North America and Europe fell short of our expectations in the quarter, and the lower volume reduced our profitability.”

Jordan added: “We are maintaining our full-year outlook for fiscal 2014, but expect a challenging second half of the year. Arctic Cat posted outstanding performance in the fiscal first quarter, which is reflected in first-half sales growth of 6 percent and earnings up 7 percent. We anticipate continued strong dealer demand for side-by-sides and snowmobiles, and the new Wildcat models that we expect to introduce in our fiscal second half. In addition, we continue to focus on operational excellence and cost controls that will enhance our efficiency and profitability.”

Arctic Cat plans to introduce two new Wildcat pure-sport side-by-sides in November, as well as the Wildcat 50 Trail model in the fiscal 2014 fourth quarter.

Arctic Cat’s fiscal 2014 second-quarter financial results compared with the prior-year quarter:

Arctic Cat Reports Fiscal 2014 Second Quarter Results – Page 2

•	Net sales grew approximately 4 percent, led by contributions from the Wildcat and Prowler HDX side-by-sides, and snowmobiles.

•	North American retail sales increased 17 percent from the prior-year quarter, with retail sales gains in ATVs, side-by-sides and snowmobiles.

•	Gross profit margins were 25.9 percent compared to 28.0 percent in the prior-year quarter,due to product mix, Canadian currency impact,and increased sales incentives driven by double-digit retail sales increases in the ATV/side-by-side business. Including the lower-margin Yamaha sleds that Arctic Cat is supplying, combined with the Canadian currency impact, Arctic Cat expects fiscal 2014 gross marginsto be approximately 80 basis points lower than the prior year.

•	Operating expenses rose slightly to $25.4 million versus $25.3 million. The company continued to increase investment in research and development, which was up 29 percent from the prior-year quarter, to ensure a strong pipeline of new products and technologies, while maintaining strict cost controls.

•	Operating profit was $36.3 million versus $38.8 million in the year-ago quarter.

•	Cash and short-term investments totaled $40.1 million, up $16.1 million versus the same quarter last year. The company had no debt.

For the six months ended September 30, 2013, Arctic Cat’s net earnings rose 7 percent to a record $28.8 million, or $2.10 per diluted share, compared to net earnings of $27.0 million, or $1.95 per diluted share, in the prior-year quarter. The company’s year-to-date net sales increased 6 percent to $359.3 million versus net sales of $340.3 million in the year-ago first six months.

Business Line Results

ATVs/Side-by-Sides – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-sides increased 4 percent to $72.7 million, up from $69.7 million in the same period last year, primarily due to strong orders for the Wildcat X and the four-seat Wildcat 4 pure sport side-by-sides.

Said Jordan: “Our side-by-side business performed well in the 2014 second quarter, with continued strong growth in our Wildcat and Prowler HDX models in North America and international markets outside of Europe. However, second-quarter sales of ATVs in North America were lower than we anticipated, combined with ongoingeconomic headwindsin Europe, both of which contributed to single-digit increases in our ATV and side-by-side sales to dealers. On the retail side, we saw strong double-digit sales gains for our ATV and side-by-side business

Arctic Cat Reports Fiscal 2014 Second Quarter Results – Page 3

in the fiscal 2014 second quarter, due to consumer demand for our new products. As a result of lower wholesale and higher retail sales, our ATV dealers now have an improved inventory position that should translate into increased dealer orders going forward. Additionally, with the new side-by-side modelsthat we intend to launch in our fiscal third and fourth quarters, we anticipatesolidperformance in the second half of the fiscal year.”

Arctic Cat remains focused on further increasing its ATV/side-by-side business as a percent of total sales. The company anticipates that this businesswill exceed 50 percent of total company sales for the fiscal 2014 full year. During fiscal year 2013, 45 percent of sales were in the ATV/side-by-side segment, up from 39 percent the previous year. The company continues to advance its growth strategy through new product introductions and international expansion.

Since entering the sport side-by-side segment with the Wildcat only a year and a half ago, Arctic Cat has rapidly extended its Wildcat line and now offers: Base and Limited models; the four-seat Wildcat 4; and the high-horsepower Wildcat X and Wildcat 4X. Further, the company has announced that it plans to begin shipping a 50-inch wide, trail-legal Wildcat in late fiscal 2014. With a narrower stance, the 50-inch Wildcat will allow riders access to authorized ATV trails, making it a versatile option for consumers.

Snowmobiles – Snowmobile sales in the fiscal 2014 second quarter increased 5 percent to $135.4 million, up from $128.6 million in the prior-year quarter.

Commented Jordan: “We are pleased with consumers’ early season retail response to our 2014 model year snowmobile line-up. In addition, our expanded relationship with Yamaha continues to proceedsmoothly. We expect to begin shipping a larger number of snowmobiles to Yamaha in our 2014 fiscal third quarter.”

For the 2014 model year, Arctic Cat launched 10 snowmobiles, including the all-new ZR 6000 El Tigre high-performance sled, and new snowmobile engine options from Arctic Cat and Yamaha through an engine supply agreement. Arctic Cat also introduced its first designed and built snowmobile engine, the 6000 C-TEC2, which is a powerful, lightweight and fuel-efficient 2-stroke that enables the company to enter the large 600cc snowmobile market segment that now accounts for 18 percent of the snowmobile industry.

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2014 second quarter totaled $30.4 million, down 1 percent compared to $30.8 million in the prior-year quarter. Strong growth in parts and accessories was offset by lower garment sales. Arctic Cat expects its PG&A business to grow in the remainder of fiscal 2014 through further expansion of its Wildcat accessories offerings.

Arctic Cat Reports Fiscal 2014 Second Quarter Results – Page 4

Fiscal 2014 Full-Year Outlook

For the fiscal year ending March 31, 2014, Arctic Cat is maintaining its sales and earnings guidance, but is targeting the lower end of the guidance range. The company continues to expect earnings in the range of $3.27 to $3.37 per diluted share, an increase of 13 percent to 17 percent over prior-year earnings of $2.89 per diluted share. The company anticipates sales in the range of $754 million to $768 million, an increase of approximately 12 percent to 14 percent versus fiscal 2013.

Arctic Cat’s fiscal 2014 outlook includes the following assumptions versus the prior fiscal year: core ATV North American industry retail sales flat to up 5 percent; side-by-side North American industry retail sales up 15 percent to 25 percent; snowmobile North American industry retail sales flat to up 3 percent; Arctic Cat dealer inventories, excluding new products, flat to up 10 percent; achieving slightly lower operating expense levels as a percent of sales; and increasing cash flow from operations. The company expects gross margins to decrease by approximately 80 basis points, due to additional Yamaha snowmobiles that will be built in Arctic Cat’s factory and, to a lesser extent, the Canadian currency impact. Most of the Yamaha gross margin impact will be experienced in the fiscal 2014 third quarter, as Arctic Cat ships a large number of Yamaha snowmobiles.

“Based on our first-half results and prospects for the balance of this fiscal year, we remain confident that we will achieve another year of increased sales, record earnings and enhanced shareholder value in fiscal 2014,” said Jordan. “We continue to expect our growth to be fueled by a strong pipeline of innovative new products and technologies, further market share gains in the growing side-by-side segment and greater operating efficiencies.”

Conference Call

A conference call is scheduled for 9:30 a.m. CT (10:30 a.m. ET) today. To listen to the live call, dial 877-941-9205. The webcast may be accessed through the investor relations section of www.arcticcat.com/corporate. In addition, a telephone replay will be available through October 31, 2013, by dialing 800-406-7325, passcode 4646664#.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Arctic Cat Reports Fiscal 2014 Second Quarter Results – Page 5

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2014 outlook, business strategy and product development. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; increase in material or production cost which cannot be recouped in product pricing; unexpected delays in the introduction of new products; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013, under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

Arctic Cat Reports Fiscal 2014 Second Quarter Results – Page 6

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Net Sales
Snowmobile & ATV Units	$208,076	$198,274	$306,990	$289,227
Parts, Garments & Accessories	30,449	30,756	52,303	51,114

Total Net Sales	238,525	229,030	359,293	340,341
Cost of Goods Sold
Snowmobile & ATV Units	157,748	146,000	235,656	221,556
Parts, Garments & Accessories	19,103	19,000	32,803	32,276

Total Cost of Goods Sold	176,851	165,000	268,459	253,832

Gross Profit	61,674	64,030	90,834	86,509
Operating Expenses
Selling & Marketing	12,116	12,018	19,110	18,825
Research & Development	6,286	4,867	11,568	9,345
General & Administrative	7,019	8,391	15,430	16,465

Total Operating Expenses	25,421	25,276	46,108	44,635

Operating Profit	36,253	38,754	44,726	41,874
Other Income(Expense)
Interest Income	7	4	16	17
Interest Expense	(37)	(62)	(40)	(82)

Total Other Income(Expense)	(30)	(58)	(24)	(65)

Earnings Before Income Taxes	36,223	38,696	44,702	41,809
Income Taxes	12,858	13,737	15,869	14,842

Net Earnings	$23,365	$24,959	$28,833	$26,967

Net Earnings Per Share
Basic	$1.75	$1.90	$2.17	$2.06

Diluted	$1.70	$1.80	$2.10	$1.95

Weighted Average Shares Outstanding:
Basic	13,379	13,152	13,297	13,106

Diluted	13,726	13,828	13,718	13,852

	September 30,
	2013	2012
Selected Balance Sheet Data:
Cash and Short-term Investments	$40,074	$23,993
Accounts Receivable, net	105,071	88,640
Inventories	171,174	144,736
Total Assets	381,072	318,536
Short-term Bank Borrowings	0	0
Total Current Liabilities	174,739	152,181
Long-term Debt	0	0
Shareholders’ Equity	201,857	163,731

Arctic Cat Reports Fiscal 2014 Second Quarter Results – Page 7

	Three Months Ended			Six Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Product Line Data:
Snowmobiles	$135,425	$128,599	5%	$157,999	$146,586	8%
All-Terrain Vehicles	72,651	69,675	4%	148,991	142,641	4%
Parts, Garments & Accessories	30,449	30,756	-1%	52,303	51,114	2%

Total Sales	$238,525	$229,030	4%	$359,293	$340,341	6%

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